Exhibit 99.1

News Release	Contact: Bruce Russell (310) 346-6131 brussell@cyanotech.com

Cyanotech Reports Financial Results for the Third Quarter and First Nine Months of Fiscal 2020

KAILUA KONA, Hawaii (February 11, 2020) — Cyanotech Corporation (Nasdaq Capital Market: CYAN), a world leader in microalgae-based, high-value nutrition and health products, announced financial results for the third quarter and first nine months of fiscal year 2020, ended December 31, 2019.

Third Quarter Fiscal 2020

Cyanotech reported net sales of $7,504,000 for the third quarter of fiscal 2020 compared to $10,044,000 for the third quarter of fiscal 2019. Gross profit was $2,877,000, with gross profit margin of 38.3%, compared to gross margin of $4,116,000 and gross profit margin of 41.0%. Operating income was $367,000 compared to $495,000. Net income was $171,000 or $0.03 per diluted share, compared to net income of $288,000 or $0.05 per diluted share.

Commenting on the third quarter fiscal 2020 results (changes shown vs. the third quarter of fiscal 2019), Cyanotech’s Chief Executive Officer, Gerald R. Cysewski, Ph.D., said:

“Though our sales for the third quarter are below last year's unusual level, on a nine-month basis our sales volume and profit margins appear to be normalizing.  With closer attention to costs and business infrastructure, the company has been generating cash and reducing payables.  Absent contrary circumstances, we expect the company to be profitable this fiscal year.”

Providing further detail about the fiscal results, Cyanotech’s Chief Financial Officer, Brian B. Orlopp, added:

“Inclement and cool weather this past quarter impacted production which affected our gross margins.  We believe our results are best viewed over a longer time frame than any one given quarter to take into account the seasonal variation of our production.”

Nine Months Fiscal 2020

For the first nine months of fiscal 2020 compared to the nine months ended December 31, 2018, net sales were $23,265,000 compared to $24,143,000. Gross profit was $9,615,000, with gross margin of 41.3%, compared to $8,237,000 and 34.1%, respectively. Net income was $266,000 or $0.04 per diluted share, compared to net loss of ($2,123,000) or ($0.37) per diluted share.

73-4460 Queen Kaahumanu Highway, #102  ~  Kailua-Kona, Hawaii 96740

(808) 326-1353  fax (808) 329-3597  ~ www.cyanotech.com

Please review the Company’s Form 10-Q for the period ended December 31, 2019 for more detailed information.

---------------

— Cyanotech will host a Skype broadcast at 8:00 PM EST on Wednesday, February 12, 2020 to respond to questions about its operating results and other topics of interest. Interested parties are asked to submit questions to questions@cyanotech.com before 12 p.m. (noon) EST on Wednesday, February 12, 2020. The Company will respond only to relevant questions relating to the Company’s third quarter fiscal 2020 financial performance and will not be accepting any questions or comments during the broadcast.

To join the broadcast, please browse http://cyanotech.com/meet approximately five minutes prior to the start time.

---------------

About Cyanotech — Cyanotech Corporation, a world leader in microalgae technology for more than 30 years, produces BioAstin® Hawaiian Astaxanthin® and Hawaiian Spirulina Pacifica®. These all-natural, dietary ingredients and supplements leverage our experience and reputation for quality, building nutritional brands which promote health and well-being. The Company’s mission is to fulfill the promise of whole health through Hawaiian microalgae. Cyanotech’s BioAstin® offers superior antioxidant activity which supports skin, eye and joint health, as well as recovery from exercise*. Cyanotech's Spirulina products offer nutrition that supports cardiovascular health and immunity.* All Cyanotech products are produced from microalgae grown at our 96-acre facility in Kona, Hawaii using patented and proprietary technology and are Generally Recognized as Safe (GRAS) for use in food products. Cyanotech sells its products direct to consumers at retail locations in the United States and online at www.nutrex-hawaii.com and also distributes to dietary supplement, nutraceutical and cosmeceutical manufacturers and marketers. The Company is regulated by the FDA. Visit www.cyanotech.com for more information.

*These statements have not been evaluated by the Food and Drug Administration. This product is not intended to diagnose, treat, cure or prevent any disease.

“Safe Harbor” Statement under the U.S. Private Securities Litigation Reform Act of 1995 Besides statements of present fact and historical fact, this press release may contain forward-looking statements. Forward-looking statements relate to the future and are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by forward-looking statements. We caution against relying on forward-looking statements. Important factors that could change actual, future results include: changes in sales levels to our largest customers, weather patterns in Hawaii, production problems, risks associated with new products, foreign exchange fluctuations, and availability of financing, as well as national and global political, economic, business, competitive, market and regulatory conditions. Other factors are more fully detailed in the Company’s annual Form 10-K filings with the Securities and Exchange Commission.

Financial Tables Follow: The following tables do not contain footnotes or other information contained in the Company’s Form 10-Q for the third quarter fiscal 2020 ended December 31, 2019, which can be found on the Cyanotech website (www.cyanotech.com) under Investors>Investor Filings upon filing. As such the following Financial Tables are provided only as a guide and other factors are more fully detailed in the Company’s annual Form 10-K filings with the Securities and Exchange Commission.

73-4460 Queen Kaahumanu Highway, #102  ~  Kailua-Kona, Hawaii 96740

(808) 326-1353  fax (808) 329-3597  ~ www.cyanotech.com

CYANOTECH CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except per share amounts)

(Unaudited)

	December 31, 2019	March 31, 2019
ASSETS
Current assets:
Cash	$1,609	$840
Accounts receivable, net of allowance for doubtful accounts of $13 at December 31, 2019 and $27 at March 31, 2019	1,581	1,982
Inventories, net	11,206	11,274
Prepaid expenses and other current assets	424	496
Total current assets	14,820	14,592

Equipment and leasehold improvements, net	13,474	14,752
Operating lease right-of-use assets, net	3,909	—
Other assets	234	282
Total assets	$32,437	$29,626

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,700	$4,922
Accrued expenses	901	992
Customer deposits	409	626
Operating lease obligations, current portion	311	—
Short-term contract obligation	38	285
Line of credit	2,000	2,000
Current maturities of long-term debt	700	663
Total current liabilities	7,059	9,488

Long-term debt, less current maturities	6,172	5,172
Long-term operating lease obligations	3,603	—
Other long-term liabilities	57	57
Total liabilities	16,891	14,717

Commitments and contingencies

Stockholders’ equity:
Preferred stock of $0.01 par value, authorized 10,000,000 shares; no shares issued and outstanding	—	—
Common stock of $0.02 par value, authorized 50,000,000 shares; issued and outstanding 5,925,717 shares at December 31, 2019 and 5,879,710 shares at March 31, 2019	118	117
Additional paid-in capital	32,817	32,447
Accumulated deficit	(17,389)	(17,655)
Total stockholders’ equity	15,546	14,909
Total liabilities and stockholders’ equity	$32,437	$29,626

73-4460 Queen Kaahumanu Highway, #102  ~  Kailua-Kona, Hawaii 96740

(808) 326-1353  fax (808) 329-3597  ~ www.cyanotech.com

CYANOTECH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2019	2018	2019	2018

Net sales	$7,504	$10,044	$23,265	$24,143
Cost of sales	4,627	5,928	13,650	15,906
Gross profit	2,877	4,116	9,615	8,237

Operating expenses:
General and administrative	958	1,337	4,146	4,190
Sales and marketing	1,406	2,068	4,157	5,088
Research and development	146	216	487	635
Total operating expenses	2,510	3,621	8,790	9,913

Income (loss) from operations	367	495	825	(1,676)

Interest expense, net	(164)	(134)	(530)	(414)

Income (loss) before income taxes	203	361	295	(2,090)

Income tax expense	32	73	29	33

Net income (loss)	$171	$288	$266	$(2,123)

Net income (loss) per share:
Basic	$0.03	$0.05	$0.04	$(0.37)
Diluted	$0.03	$0.05	$0.04	$(0.37)

Shares used in calculation of net income (loss) per share:
Basic	5,957	5,836	5,946	5,809
Diluted	5,962	5,862	5,949	5,809

73-4460 Queen Kaahumanu Highway, #102  ~  Kailua-Kona, Hawaii 96740

(808) 326-1353  fax (808) 329-3597  ~ www.cyanotech.com